Exhibit 5.1

July 2, 2021 Canadian National Railway Company 935 de La Gauchetière Street West Montreal, Quebec Canada H3B 2M9

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montréal, Quebec H3B 1R1 Canada

F: +1 514.286.5474

nortonrosefulbright.com

Stephen J Kelly

+1 514.847.4570

stephen.kelly@nortonrosefulbright.com

Dear Sirs/Mesdames:

Re: Canadian National Railway Company

We are acting as Canadian counsel to Canadian National Railway Company (“CN”) in connection with the Registration Statement on Form F-4, File No. 001-02413 (the “Registration Statement”) filed by CN with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of 103,727,430 common shares in the capital of CN (the “Common Shares”), as set out in the Registration Statement. The Common Shares will be issued in connection with the transactions contemplated by the Agreement and Plan of Merger dated May 21, 2021 among CN, Brooklyn Merger Sub, Inc., an indirect wholly owned subsidiary of CN, and Kansas City Southern (the “Merger Agreement”), as described in the Registration Statement. This opinion letter is being delivered in connection with the Registration Statement, to which it appears as an exhibit.

We have examined and relied as to matters of fact upon such records and proceedings of CN, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of CN and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Our opinion is given to you as of the effective date of the Registration Statement as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinion hereinafter expressed is limited to the laws of the Province of Québec and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based and relying upon and subject to the foregoing we are of the opinion that the Common Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

July 2, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the heading “Legal Matters” therein. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright Canada LLP

NORTON ROSE FULBRIGHT LLP

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